Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.maddoxungar.com
February 4, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CommonWealth Realty Partners, Inc.
Newburyport, Massachusetts

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-11, Registration Statement under the Securities Act of 1933, filed by CommonWealth Realty Partners, Inc. of our report dated December 9, 2009, relating to the financial statements of CommonWealth Realty Partners, Inc., a Nevada Corporation, as of and for the period ending November 30, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC